Exhibit 99.1

AGY Holding Corp. Announces 2010 First Quarter Consolidated Results

and Earnings Conference Call

AIKEN, SOUTH CAROLINA—(May 12, 2010) – AGY Holding Corp. (“AGY” or the “Company”) reports its consolidated 2010 first quarter results, including the impact of its acquisition of a 70% controlling interest in Main Union Industrial Ltd., now known as AGY Hong Kong Limited (“AGY Asia”), which occurred on June 10, 2009.

•

First quarter 2010 sales of $45.6 million reflects a 15% increase over sales in the fourth quarter of 2009 driven primarily by continued improved demand in most market segments served by AGY and a return to more normal historical levels of inventory held by customers. Compared to the first quarter of 2009, revenue in the first quarter of 2010 increased by 15% primarily due to the acquisition of AGY Asia.

•	AGY reported a loss from operations of $1.6 million for the first quarter of 2010, compared to income from operations of $0.3 million for the same quarter last year.

•

Adjusted EBITDA attributable to the Company of $7.7 million for the first quarter of 2010 represents a $5.5 million increase over the Company’s Adjusted EBITDA in the fourth quarter of 2009 due to increased revenues, a lower cost structure and improved production efficiencies. Compared to the first quarter of 2009, Adjusted EBITDA for the quarter decreased by $1.1 million.

Summary Financial Performance

($ in millions)

	Quarter Ended March 31,
	2010	2009
Net sales	$45.6	$39.6
(Loss) income from operations	(1.6)	0.3
Net loss	(5.1)	(2.7)

Net loss income attributable to AGY (1)	(4.8)	(2.7)

Non-GAAP measures:
EBITDA(2) Adjusted EBITDA (2)	2.5 8.1	4.1 8.8
Adjusted EBITDA attributable to AGY(3)	7.7	8.8
Adjusted EBITDA margin attributable to AGY(3) (4)	16.9%	22.2%

See Appendix D where EBITDA and Adjusted EBITDA are defined and reconciled from net income (loss) determined under GAAP.

(1)	Net (loss) income attributable to AGY excludes the portion of net (loss) income attributable to the 30% noncontrolling interest in AGY Asia that is not owned by AGY.
(2)	Management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance.
(3)	Adjusted EBITDA attributable to AGY excludes the portion of Adjusted EBITDA attributable to the 30% noncontrolling interest in AGY Asia that is not owned by AGY.
(4)	Adjusted EBITDA margin attributable to AGY is calculated by dividing Adjusted EBITDA attributable to AGY Holding Corp. by net sales.

Net sales in the first quarter of 2010 were $45.6 million, which consists of $4.8 million of sales reported by the AGY Asia business segment (after accounting for the elimination of $0.6 million of intercompany sales), and $40.8 million of revenue reported by the AGY US business segment (“AGY U.S.”). The 3% increase in sales generated by AGY US in the first quarter of 2010 when compared to the first quarter of 2009 was primarily due to $7.5 million of higher sale volumes, partially offset by an unfavorable product mix and competitive pricing pressures that resulted in a $6.3 million decrease in sales. The electronics, industrial and construction market revenues of the U.S. operating segment increased by approximately $3.7 million, $3.2 and $1.9 million, respectively, compared to the same period in 2009 as a result of improved order rates and re-stocking activities at several customers. Aerospace sales increased by $2.4 million and $2.6 million compared to the first and the fourth quarter of 2009, respectively, and returned to 2008 average demand levels, reflecting increased aircraft retrofit and new build activity and inventory restocking in the supply chain. Defense sales decreased $10.0 million in the first quarter of 2010, compared to the same period of 2009, which 2009 period included shipments associated with the MRAP program. Revenue generated by the AGY Asia business segment during the quarter was favorably impacted by a continuing improvement in Asian electronics demand and improving pricing conditions.

The Company reported a consolidated loss from operations for the first quarter of 2010 of $1.6 million, compared to income from operations of $0.3 million reported during the same period of 2009. AGY U.S. business segment reported a loss of $1.4 million for the first quarter of 2010. In addition to the unfavorable product mix and pricing pressures discussed above, the results of AGY US were also negatively impacted by the nonrecurring over-absorption of manufacturing overhead costs recognized during the first quarter of 2009, associated with a $8.1 million inventory build up, when compared to a $1.0 million inventory depletion during the first quarter of 2010. These variances were partly offset by additional margin on increased volumes sold, as well as manufacturing efficiencies and cost savings associated with restructuring initiatives initiated during 2009. The AGY Asia business segment reported a net operating loss of $0.2 million for the first quarter of 2010.

On a consolidated basis, the loss attributable to AGY was $4.8 million for the first quarter of 2010, compared to a loss of $2.7 million reported for the same period of 2009.

Adjusted EBITDA is a measurement management uses to measure operating results. The Company reported a consolidated Adjusted EBITDA attributable to AGY of $7.7 million during the first quarter of 2010, compared to Adjusted EBITDA of $8.8 million for the comparable period of 2009. With $6.8 million of EBITDA during the first quarter of 2010, AGY US restored and increased its EBITDA margin to 16.7% of net sales, which demonstrates the improved operating leverage of our North American cost structure as the Company adjusted and stabilized its operational capacity to better align with market demand. The AGY Asia business segment reported $0.9 million of Adjusted EBITDA attributable to AGY (after accounting for $0.4 million of Adjusted EBITDA attributable to the 30% noncontrolling interest in AGY Asia not owned by AGY) for the three months ended March 31, 2010.

The Company’s consolidated cash balance as of March 31, 2010 was $3.8 million. Operating activities used $4.2 million during the first three months of 2010 compared to cash used by operations of $0.1 million during the comparable period of 2009. AGY Asia and AGY US used $1.9 million and $2.3 million in cash, respectively, primarily for working capital, including a $6.7 million increase in accounts receivable attributable primarily to a change in the geographic mix of receivables partially offset by $1.9 million of net cash earnings and $0.5 million of consolidated inventory depletion. Cash provided by investing activities was $1.4 million, compared to cash used in investing activities of $4.5 million during the comparable period of 2009. In 2010, investing activities were favorably impacted by the sale of $3.7 million of excess alloy, and a net $2.3 million reduction in capital spending when compared to the first quarter of 2009 resulting from the Company’s investment in an alloy shop facility and the optimization of its North American manufacturing footprint.

“AGY is off to a strong start in 2010; the markets confirmed the signs of recovery that we started to experience over the last two quarters; our sales increased 15% and Adjusted EBITDA increased $5.5 million over the fourth quarter of 2009.” commented Doug Mattscheck, Chief Executive Officer. “With a consolidated EBITDA margin attributable to AGY just shy of 17% this quarter, we demonstrated the improved leverage of our operations in both business segments, which reflect the successful actions we have implemented in 2009 to effectively reduce our cost structure, improve our manufacturing efficiencies and lower our working capital requirements to drive a return to profitability and improved cash flows levels.”

AGY is a leading global producer of fiberglass yarns and high-strength fiberglass reinforcements used in a variety of composites applications. AGY serves a diverse range of markets including aerospace, defense, electronics, construction and industrial. Headquartered in Aiken, South Carolina, AGY has a European office in Lyon, France and manufacturing facilities in Aiken, South Carolina and Huntingdon, Pennsylvania and AGY also has a controlling interest in a manufacturing facility in Shanghai, China. Additional information and a copy of this press release may be found at the Investor Relations section of the Company’s website, www.agy.com or by email at info@agy.com.

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Certain statements contained in this release are forward-looking and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Among these risks and uncertainties are general economic and business conditions; the Company’s substantial debt and ability to generate cash flows to service its debt; the Company’s compliance with the restrictive covenants contained in its various debt agreements; adverse changes in market conditions or product demand; the level of cost reduction achieved through restructuring and capital expenditure programs; changes in energy, alloy metals and raw material costs and availability; downward selling price movements; the success of new technology; labor disputes or increased labor costs; currency and interest rate fluctuations; refinancing of our working capital loan for our Asian subsidiary; increases in the Company’s leverage; the Company’s ability to effectively integrate acquisitions, including AGY Asia; the Company’s ability to finance the consideration to be paid pursuant to the put/call agreement for the 30% noncontrolling interest in AGY Asia; changes in the Company’s business strategy or development plans; the timing and cost of plant closures; and increases in the cost of compliance with laws and regulations. Factors that could cause actual results to differ materially from these forward-looking statements include but are not limited to those risk factors listed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. AGY does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Doug Mattscheck
AGY Holding Corp.
PH: 803-643-1182

The Company will hold a conference call to discuss the first quarter 2010 results and respond to questions. The details for the call are as follows:

Date: May 14, 2010

Time: 1:00pm EST

Dial-in number: 866-866-1333

International: 404-260-1421

Conference ID: N/A (Operator Assisted)

Please dial in 10-15 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins.

Rebroadcast of this conference will be available two hours after it is complete. Parties who are interested in listening to the rebroadcast may dial 866-430-1300 or 404-260-1414 and when prompted enter pin – 4804300#. At system prompt dial ‘4’ to listen to a previously recorded conference. When prompted, enter confirmation number – 201005122187484#. The rebroadcast will be available through June 14, 2010.

Appendix A.

AGY Holding Corp. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share and per share data)

	March 31, 2010 (Unaudited)	December 31, 2009
Assets
Current assets:
Cash	$3,763	$3,439
Trade accounts receivables, less allowances of $2,782 and $2,558 at March 31, 2010 and December 31, 2009, respectively	25,374	18,682
Inventories, net	29,237	29,734
Deferred tax assets	6,356	6,382
Other current assets	3,681	2,560

Total current assets	68,411	60,797
Property, plant and equipment, and alloy metals, net	238,622	249,096
Intangible assets, net	19,238	19,667
Other assets	1,355	1,306

TOTAL	$327,626	$330,866

Liabilities, Obligation Under Put/Call for Noncontrolling Interest and Shareholder’s Equity
Current liabilities:
Accounts payable	$10,976	$13,718
Accrued liabilities	21,152	17,563
Short-term borrowings	7,127	5,661
Current portion of long-term debt	5,142	5,142

Total current liabilities	44,397	42,084
Long-term debt	223,289	221,666
Pension and other employee benefit plans	12,313	12,052
Other liabilities	4,578	4,465
Deferred tax liabilities	11,314	13,768

Total liabilities	295,891	294,035

Commitments and contingencies
Noncontrolling interest	11,038	11,320

Shareholder’s equity:
Common stock, $.0001 par value per share; 5,000,000 shares authorized; 1,291,667 shares issued and outstanding	—	—
Additional paid-in capital	122,164	122,144
Accumulated deficit	(101,220)	(96,440)
Accumulated other comprehensive income	(247)	(193)

Total shareholder’s equity	20,697	25,511

TOTAL	$327,626	$330,866

Appendix B.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Operations

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended March 31,
	2010	2009
Net sales	$45,573	$39,614
Cost of goods sold	(40,965)	(32,619)

Gross profit	4,608	6,995
Selling, general and administrative expenses	(3,896)	(4,254)
Restructuring charges	(328)	(518)
Amortization of intangible assets	(251)	(251)
Other operating expense	(1,701)	(1,690)

Income (loss) from operations	(1,568)	282
Other non-operating (expense) income:
Interest expense	(5,877)	(5,131)
Other income, net	21	1,104

Loss before income tax benefit	(7,424)	(3,745)
Income tax benefit	2,359	1,068

Net loss	(5,065)	(2,677)
Less: Net loss attributable to the noncontrolling interest	(285)	—

Net loss attributable to AGY Holding Corp.	$(4,780)	$(2,677)

Appendix C.

AGY Holding Corp. and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands, unless otherwise noted)

	(Unaudited)
	Three Months Ended March 31,
	2010	2009

Cash flow from operating activities:
Net loss	$(5,065)	$(2,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,750	2,415
Alloy metals depletion, net	3,280	3,042
Amortization of debt issuance costs	178	180
Amortization of intangibles with definite lives	251	251
Loss on sale, disposal or exchange of property and equipment and alloy metals	1,924	38
Gain on early extinguishment of debt	—	(1,138)
Effect of adopting ASC 805 for acquisition-related costs	—	1,098
Stock compensation	20	447
Deferred income tax benefit	(2,395)	(1,125)
Changes in assets and liabilities (net of effect of assets acquired and liabilities assumed in acquisition):
Trade accounts receivable	(6,692)	4,659
Inventories	497	(8,058)
Other assets	(1,056)	(443)
Accounts payable	(2,613)	341
Accrued liabilities	3,590	904
Pension and other employee benefit plans	170	(24)

Net cash used in operating activities	(4,161)	(90)

Cash flows from investing activities:
Purchases of property and equipment and alloy metals	(2,273)	(4,538)
Proceeds from the sale of property and equipment and alloy metals	3,663	—
Increase in restricted cash	—	(1)

Net cash provided by (used in) investing activities	1,390	(4,539)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	14,750	18,550
Payments on revolving credit facility borrowings	(14,600)	(14,250)
Purchases of senior secured notes	—	(1,793)
Proceeds from AGY Asia credit facility borrowings	2,938	—

Net cash provided by financing activities	3,088	2,507

Effect of exchange rate changes on cash	7	1

Net increase (decrease) in cash	324	(2,121)

Cash, beginning of period	3,439	4,760

Cash, end of period	$3,763	$2,639

Appendix D.

AGY Holding Corp. and Subsidiaries

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Dollars in thousands, unless otherwise noted)

The Company’s management uses EBITDA and Adjusted EBITDA, which are non-GAAP financial measures, to measure operating performance. The most directly comparable financial measure determined under GAAP is net income (loss), the calculation of which for the three months ended March 31, 2010 and 2009 is set forth on Appendix B.

EBITDA and Adjusted EBITDA (which are defined below) are reconciled from net income (loss) determined under GAAP as follows (dollars in thousands):

	Three Months Ended March 31,
	2010	2009

Statement of operations data:
Net loss	$(5,065)	$(2,677)
Interest expense	5,877	5,131
Income tax benefit	(2,359)	(1,068)
Depreciation and amortization	4,001	2,666

EBITDA	$2,454	$4,052

	Three Months Ended March 31,
	2010	2009

EBITDA	$2,454	$4,052
Adjustments to EBITDA:
Alloy depletion charge, net (a)	3,280	3,042
Non-cash compensation charges (b)	20	447
Management fees (c)	188	188
Acquisition-related costs expensed in accordance with ASC 805 (d)	—	1,654
Gain on early extinguishment of debt (e)	—	(1,138)
Restructuring charges (f)	328	518
Loss on disposition of assets & others (g)	1,850	38

Adjusted EBITDA	8,120	8,801
Less: Adjusted EBITDA attributable to the noncontrolling interest	(396)	—

Adjusted EBITDA attributable to AGY Holding Corp.	$7,724	$8,801

	Three Months Ended March 31,
	2010	2009
Adjusted EBITDA allocated to AGY Holding Corp. segment breakdown:
AGY US and Corporate	$6,799	$8,801
AGY Asia	925	—

	$7,724	$8,801

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the result of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. In addition, management believes EBITDA provides more comparability between AGY’s historical results and results that reflect purchase accounting and changes in AGY’s capital structure. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, these presentations of EBITDA (as well as Adjusted EBITDA) may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA is a non-GAAP financial measure which is defined as EBITDA further adjusted as permitted and calculated in the manner that consolidated cash flow is calculated under the indenture governing the Company’s senior secured notes, relative to certain provisions, including but not limited to, restricted payments and incurrence of additional indebtedness.